Exhibit 99.1

DONEGAL GROUP INC. AND DONEGAL MUTUAL INSURANCE COMPANY

PURCHASE SHEPARD SHARES

For Further Information:

Jeffrey D. Miller

Executive Vice President and Chief Financial Officer

Phone: (717) 426-1931

E-mail: jeffmiller@donegalgroup.com

For Immediate Release

MARIETTA, Pennsylvania, December 22, 2015 – Donegal Group Inc. (“DGI”) (NASDAQ: DGICA and DGICB) today reported that it, along with Donegal Mutual Insurance Company (“Donegal Mutual”), the holder of majority voting control of DGI, purchased 3,675,000 shares of DGI Class A common stock and 400,000 shares of DGI Class B common stock from Gregory M. Shepard at a price of $16.50 per Class A share and $23.50 per Class B share. DGI purchased 2,000,000 of the Class A shares, and Donegal Mutual purchased 1,675,000 of the Class A shares and all 400,000 of the Class B shares. As a result of these purchases, Donegal Mutual holds approximately 73.8% of the total voting power of DGI’s common stock outstanding, and Mr. Shepard owns no shares of either class.

DGI and Donegal Mutual utilized a combination of cash on hand and borrowings on their respective lines of credit at M&T Bank to fund the purchases.

Donald H. Nikolaus, Chairman of the Board of DGI and President and Chief Executive Officer of Donegal Mutual, commented, “We believe the purchases represent a positive step forward for all of the constituencies of the Donegal organization and will enable us to focus on our long-term business strategies.”

About Donegal Group Inc.

Donegal Group Inc. is an insurance holding company with insurance subsidiaries offering personal and commercial property and casualty lines of insurance in 21 Mid-Atlantic, Midwestern, New England and Southern states. The insurance subsidiaries of DGI and Donegal Mutual conduct business together as the Donegal Insurance Group. The Donegal Insurance Group has an A.M. Best rating of A (Excellent). Donegal Mutual and DGI together own Donegal Financial Services Corporation, a grandfathered unitary savings and loan holding company that owns Union Community Bank, a state savings bank.

DGI’s Class A common stock and Class B common stock trade on NASDAQ under the symbols DGICA and DGICB, respectively.

We base all statements contained in this release that are not historic facts on our current expectations. These statements are forward-looking in nature (as defined in the Private Securities Litigation Reform Act of 1995) and involve a number of risks and uncertainties. You should not place undue reliance on any such forward-looking statements. We disclaim any obligation to update such statements or to announce publicly the results of any revisions that we may make to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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